Exhibit 5.1

LOCKE LIDDELL & SAPP LLP

ATTORNEYS & COUNSELORS

3400 JPMORGAN CHASE TOWER 600 TRAVIS		(713) 226-1200 (713) 223-3717
HOUSTON, TX 77002-3095	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS • WASHINGTON, D.C.	www.lockeliddell.com

October 12, 2006

Team, Inc.

200 Hermann Drive

Alvin, Texas 77511

Ladies and Gentlemen:

We have acted as counsel for Team, Inc., a Texas corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 750,000 shares (the “Shares”) of common stock, par value $0.30 per share, of the Company (the “Common Stock”), which may be issued under the Team, Inc. 2006 Stock Incentive Plan (the “Plan”).

In such capacity, we have examined the corporate documents of the Company, including its Second Restated Articles of Incorporation and its Bylaws, each as amended, and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of expressing the opinion herein contained. We have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to our opinion. We have made no independent investigation regarding such representations and certificates.

Based on the foregoing, we are of the opinion that the shares of Common Stock, when issued pursuant to the provisions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LOCKE LIDDELL & SAPP LLP

/s/ David F. Taylor